Exhibit 99.1

United Seeks Term Loan Amendment

CHICAGO – Nov. 27, 2007– United Airlines (Nasdaq: UAUA) today announced that it is pursuing an amendment to its existing credit agreement.

The company is presenting the proposal to lenders today and expects a decision later next week. If approved, United will pay down $350 million of the term loan under the credit facility and will get the flexibility to implement up to $500 million of shareholder initiatives. Timing and form of any shareholder initiative ultimately will be determined by UAL’s board of directors.

The amendment would also provide the company with flexibility for further shareholder initiatives by making additional term loan pre-payments.

In the 20 months following its restructuring, United has reduced its total net debt by $2.7 billion, including a $1.6 billion reduction of on and off balance sheet debt in the first three quarters of 2007. United has generated more than $2 billion in operating cash flow in the first nine months of the year.

About United
United Airlines (NASDAQ:  UAUA) operates more than 3,600* flights a day on United, United Express and Ted to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C.  With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States.  United also is a founding member of Star Alliance, which provides connections for our customers to 855 destinations in 155 countries worldwide.  United's 55,000 employees reside in every U.S. state and in many countries around the world.  News releases and other information about United can be found at the company's Web site at united.com.
*Based on the flight schedule between Jan. 1, 2007 and Dec. 31, 2007.

The information included in this press release contains certain statements that are “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties related to the Company’s operations and the business environment in which it operates. Actual results may differ materially from any future results expressed or implied in such Forward-Looking Statements due to numerous factors, many of which are beyond the Company’s control, including factors set forth in the Company’s Form 10-K for 2006 and other subsequent Company reports filed with the United States Securities and Exchange Commission. Persons reviewing this press release are cautioned that the Forward-Looking Statements speak only as of the date made and are not guarantees of future performance. The Company undertakes no obligation to update any Forward-Looking Statements.

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